Exhibit 99.2

Bioventus, Inc. (Q4 2020 Earnings)

March 25, 2021

Corporate Speakers:

•	Kenneth Reali; Bioventus Inc.; CEO & Director

•	Gregory Anglum; Bioventus Inc.; Senior VP & CFO

Participants:

•	Andrew Ranieri; Morgan Stanley; Equity Analyst

•	Robert Marcus; JPMorgan Chase & Co; Analyst

•	Unidentified Participant; Analyst; Goldman Sachs

•	Kyle Rose; Canaccord Genuity Corp.; Senior Analyst

PRESENTATION

Operator: Good afternoon, ladies and gentlemen, and welcome to the Fourth Quarter and Fiscal Year 2020 Earnings Conference Call for Bioventus, Inc. (Operator Instructions) Please note that this conference call is being recorded and that the recording will be available on the company’s website for replay shortly.

Before we begin, I would like to remind everyone that our remarks today may contain forward-looking statements that are based on the current expectations of management and involve inherent risks and uncertainties that could cause actual results from — differ materially from those indicated, including the risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including Item 1a, Risk factors, of the company’s Form 10-K for the year ended December 31, 2020.

You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.

This call will also include references to certain financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We generally refer to these as non-GAAP financial measures. Reconciliations of those non-GAAP financial measures to the most comparable measures calculated and presented in accordance with GAAP are available in the earnings press release on the Investor Relations portion of our website.

I would now like to turn the call over to Mr. Ken Reali, Bioventus Chief Executive Officer. Please go ahead, sir.

Kenneth Reali: Well, thank you, Carmen, and welcome, everyone, to the Bioventus Fourth Quarter 2020 Earnings Conference Call, which also marks our first quarterly earnings call as a public company. I’m joined on the call today by Greg Anglum, our Chief Financial Officer.

Let me start with a brief agenda of what we will cover during our prepared remarks. We will start with an introduction to our company and our business. I will then provide a high-level overview of our financial performance for the fourth quarter and full year 2020, as well as some thoughts on why Bioventus is well positioned for long-term growth based on our foundational business and strategy.

After my opening remarks, Greg will provide you with a more in-depth review of our financial results for the fourth quarter and full year 2020 and our financial guidance for full year 2021, which we introduced in our press release this afternoon. And then we will open the call for your questions.

As this is Bioventus’ first quarterly earnings call as a public company, we thought it would be helpful to spend a few minutes describing our company’s history and our business. Bioventus is a global medical device company focused on developing and commercializing clinically differentiated, cost-efficient and minimally invasive treatments that engage and enhance the body’s natural healing process. Bioventus was formed in May, 2012 as a spin-out of Smith & Nephew’s Biologic and Clinical Therapies business where it was largely an autonomously run division. The spin-out over 8 years ago was funded by 5 growth investors, the largest of which was Essex Woodlands, who together owned 51% of Bioventus, with Smith & Nephew owning 49% of the newly formed company.

At the time of the spin-out, the business was comprised of profitable products providing minimally invasive treatments to promote active healing in patients with osteoarthritis and fractures with $227 million in revenue and just over $30 million of EBITDA. In the over 8 years since that spin-out, we have expanded our portfolio around less invasive active healing products through a combination of market access, organic growth, acquisitions and new licensing deals.

We increased our revenue at a mid-single-digit CAGR over this period to more than $321 million in 2020. We have significantly increased the profitability profile of the business over this period, generating more than $72 million in adjusted EBITDA in 2020 compared to $30 million in 2012, representing a CAGR of 12% and an improvement in adjusted EBITDA margin from 15% to nearly 23% over this period.

We believe the company stands at a key inflection point in its history, having grown significantly since the spin-out in 2012, creating a foundation across many orthopedic specialties. We believe we are poised to drive sustainable double-digit growth with an achievable goal of doubling the size of the business over the next 5 years. Today, Bioventus has more than 700 employees worldwide, many of whom are working at our headquarters in Durham, North Carolina or at our office and manufacturing facilities in Memphis, Tennessee. We also have team members based at one of our international facilities in Amsterdam and Toronto.

Our products are marketed in the United States and 37 international countries. Sales to U.S. customers represented more than 90% of our total sales in 2020, and our largest commercial markets outside the U.S. include Canada, Europe and Asia Pacific. Our products are most often used to delay or replace the need for an elective surgical procedure, and they are focused on reaching patients early on in their treatment paradigm. Approximately 81% of our $321.2 million of 2020 revenues were associated with nonsurgical procedures. Our products are widely reimbursed by both public and private insurers and are sold in the physician offices or clinic and ambulatory surgical centers and in the hospital setting.

Bioventus’ mission is to make a difference by helping patients resume and enjoy living active lives. We aim to achieve this mission by offering a portfolio of noninvasive medical device and biologic products that we believe play a critical role in supporting the body’s own healing mechanisms or eliminating the pain caused by orthopedic conditions. In some cases, our medical devices can reduce the morbidity of surgical procedures.

We have direct commercial operations in 5 countries, and we believe we have one of the largest sales organizations within the 3 verticals in which we operate. Our direct sales organization is comprised of 305 sales reps, including 45 international direct representatives and our team of 20 market access representatives who work with our sales team to provide access — account access through IDNs, GPOs and payer contracting.

We also have over 170 independent sales agency partnerships in the United States, along with 15 regional sales managers that support our distribution network. We have distribution partners in 37 international markets.

This expansive direct sales and distribution channel provides us with broad and differentiated customer reach and allows us to serve physicians spanning the orthopedic continuum, including sports medicine, total joint reconstruction, hand and upper extremities, foot and ankle, podiatric surgery, trauma, spine, neurosurgery and physical medicine or physiatrists.

This broad commercial reach across our established orthopedic customer base is a key strength of the company. We are focused on leveraging this significant customer base and the reach of our commercial organization to continue to grow the company by expanding our market share and product portfolio.

Our existing portfolio of products is grouped into 3 verticals based on clinical use: osteoarthritis joint pain and joint preservation, minimally invasive fracture treatments and bone graft substitutes. These products address an estimated $6 billion market opportunity with attractive growth characteristics from multiple industry tailwinds, including an aging population, increased participation in sports and active lifestyles and rising obesity rates.

Now let me share a little color on our differentiated products in each of our primary verticals, beginning with osteoarthritis, or OA. We are the largest pure-play orthopedics- focused company in the OA joint pain treatment and joint preservation market. We offer the only complete portfolio of HA, or hyaluronic acid, viscosupplementation therapies, including single-, 3- and 5-injection regimens for patients experiencing pain related to OA in the knee. We believe our complex portfolio of HA solutions gives physicians and patients the freedom of choice and appeals to the growing preference among providers to interact with a single vendor to access a complete portfolio of care.

Our HA products are all FDA approved by the U.S. Food and Drug Administration through premarket approvals or PMAs. We sell our HA products through long-term exclusive license agreements. Our flagship HA product is DUROLANE, which is the fastest-growing single-injection product within the HA viscosupplementation market. We also offer a 3-injection solution called GELSYN-3 and a market-leading 5-injection solution called SUPARTZ FX. We have been the fastest-growing HA participant over the last 3 years, driving our market share to #3 by revenue in the U.S. market.

We expect sales of our OA products to be the largest contributor to our organic growth on a total dollar basis in 2021, led by our DUROLANE single-injection product. DUROLANE is a truly special product with unique features and benefits that dramatically improve its residence time in the knee joint.

The product also has a very strong safety profile with more than 15 years of evidence. We expect DUROLANE will continue to benefit from the expected growth tailwinds afforded to differentiated products early in their commercial life cycle, having just been launched in the U.S. in 2018 and the continued strong growth of the single injection HA-market.

Importantly, we have leveraged the company’s strong free cash flow generation in recent years to invest in our product development pipeline as well as our M&A strategy in order to advance our long-term growth profile. The early evidence of our success in this strategy is clear when you look at the pipeline of new products in our OA vertical.

We have a product in development called MOTYS, an injectable placental tissue product for the treatment of osteoarthritis of the knee. We are excited by the opportunity MOTYS gives us in terms of accessing patients earlier in the treatment paradigm in advance of HA as we expect MOTYS to be used as a superior alternative to steroids as it reduces inflammation and can potentially modify the impact of early-stage arthritis.

We have a dual path growth strategy over the medium term with MOTYS as we launched this product last September under the human tissue regulations into the cash pay market, and we received IND approval in Q4 of 2020 and recently started enrollment in our first clinical study for knee OA to commence securing the requisite clinical evidence to support an eventual BLA submission.

We are very excited by the potential growth opportunity that MOTYS offers in the coming years. We believe it is a highly differentiated product that is complementary with our existing portfolio of OA solutions. And importantly, it gives us access to the $110 million U.S. amniotic tissue market for orthopedics, sports medicine and spine applications, which is projected to grow at a 25% CAGR from 2019 through 2023.

We also purchased the rights to acquire a product called Agili-C through our transaction with CartiHeal. The Agili-C technology is the only off-the-shelf aragonite or C coral scaffold implant designed to address osteochondral defects in the knee.

The product helps treat patients suffering from advanced OA, but comes before a total knee replacement, which offers the potential to add value not only to patients in delaying the surgical procedure, but also on the significant cost savings to hospitals and payers by delaying or avoiding the total knee replacement procedure. Agili-C was granted the breakthrough device designation by the FDA in Q4 of 2020 for the treatment of osteochondral knee joint surface lesions, which we believe is validation of the product’s potential.

We expect CartiHeal to complete its modular PMA submission in Q4 of 2021, which would put the Agili-C on track for approval in the second half of 2022. The Agili-C implant potentially unlocks applications for the millions of patients in the global knee cartilage repair market, which we estimate at over $1.3 billion.

We are also excited by a product that expands our OA solution portfolio, but this time, addressing the shoulder, specifically in the rotator cuff repair market. PROcuff is a bioinductive collagen implant for regeneration of tendon tissue in the rotator cuff. This biologic shoulder repair product gives us access to the more than 530,000 rotator cuff injuries that occur in the U.S. each year, making this a key area of focus among sports medicine surgeons. We signed a license agreement with Harbor MedTech for PROcuff, and we expect 510(k) clearance in the second half of 2022.

Our second vertical is minimally invasive fracture treatment. Our EXOGEN system has made us the leader in bone stimulation for fracture healing. We are the only company to utilize advanced post-ultrasound technology for bone growth in delayed and nonunion fractures in all fracture locations except spine as well as in fresh fractures of the tibia and radius.

Our EXOGEN system offers significant advantages over electrical-based long bone stimulation systems, including a documented mechanism of action, shorter treatment times and published clinical studies demonstrating superior nonunion heal rates. Our EXOGEN system was the #1 prescribed device in the long bone growth stimulation market in 2018, the latest period for which data is available. EXOGEN is also sold internationally under a CE Mark for nonunions and fresh fractures and is the market-leading bone healing treatment for long bones in Japan.

We are also excited by the pipeline opportunities in our EXOGEN franchise. We are investing in our EXOGEN system to enhance the product’s multiyear growth profile, specifically conducting IDE clinical studies of EXOGEN to expand the indications to larger market opportunities. We plan to use data from these studies to seek approval for expanded indications with respect to fresh fractures that have risk of going on to a surgical procedure or a nonunion. We submitted our first of 3 PMA supplements in December of 2020 and expect approval for fresh fracture metatarsal applications in the second half of 2021. We also intend to leverage the clinical data from this program to support payer coverage in this area.

Our third vertical is bone graft substitutes. We are the fastest-growing participant in the bone graft substitutes market. We offer a comprehensive, clinically proven and cost-effective portfolio of bone graft substitutes to meet a broad range of patient needs and procedures. Our products are designed to improve spine fusion rates and avoid the cost and risks associated with autograft commonly used in spinal fusion and other orthopedic fusion and fracture surgeries.

Our bone graft substitute products are agnostic to the brand of implants used and can be used in conjunction with any orthopedic fixation and spinal fusion implant. We market our bone graft substitute products primarily to orthopedic spine surgeons and neurosurgeons for use in the operating room in both the hospital and ASC setting. Our bone graft substitute products are sold by approximately 170 independent distributors in the United States, each with their own independent sales force, supported by our 15-member regionalized sales support team.

Our bone graft substitute product portfolio includes 7 commercialized products and include an allograft-derived bone graft with growth factors, a demineralized bone matrix, cancellous bone in different preparations, bioactive synthetics, a collagen ceramic matrix and 2 bone marrow isolation systems. This product suite is led by OSTEOAMP, which is an osteoinductive allograft that is minimally manipulated and offers many different formulations.

Our bone graft substitute business is agnostic to spinal hardware and often a separate line item in hospital budgets. And we have been successful in whole hospital conversions to our bone graft substitute products, saving hospitals money spent on bone graft substitutes, especially compared to Medtronic’s Infuse. We have a compelling new product pipeline in our bone graft substitute vertical, which we expect will enhance the vertical’s organic growth profile in the coming years.

We launched the SIGNAFUSE bioactive strip in 2020 for posterolateral spinal fusions and expect to launch a flowable version of OSTEOAMP in the second half of 2021, which gets us into the minimally invasive spinal fusion market, the fastest-growing segment of the spine market. As with all 3 of our verticals, we are excited by the many potential M&A opportunities in the bone graft substitute vertical. Importantly, we are not interested in moving into the spinal implant area. Rather, our focus will remain on the many synergistic areas of the bone graft substitute market that we believe will help advance our market penetration in the future.

Our portfolio of active healing products across our 3 verticals is supported by our significant body of clinical evidence. This is a key differentiator and creates a competitive barrier to entry given the time and investment required to amass the amount of published clinical data we have and is an asset that would take years for a competitor to try to replicate.

Turning to a brief review of our fourth quarter and 2020 results. We were pleased to report fourth quarter net sales of $98.6 million, which represented growth of 1% year-over-year, which was a record-setting quarterly revenue performance and made even stronger still in light of the continued challenges in our external environment as the recovery from the global pandemic continues.

Importantly, our fourth quarter sales increased 15% on a quarter-over-quarter basis, which we believe is a better reflection of the improvement in the underlying trends in our business as we continue our steady recovery from the COVID-related business disruption, the worst of which we experienced in the second quarter of 2020. While the environment remains challenging, we were encouraged by the growth results in the second half of 2020, where we grew our sales 3% year-over-year. And for 2020 overall, we had year-over-year growth in 3 out of 4 quarters, an achievement we are proud of.

We were also pleased with the improving financial performance on a quarter-over-quarter basis as we reported higher non-GAAP gross margins, operating margins and adjusted EBITDA margins compared to the third quarter of 2020. We generated more than $26 million of free cash flow in the fourth quarter of 2020 and generated nearly $78 million for the full year 2020 period, reflecting the strong financial profile of our business. Our robust free cash flow conversion is best-in-class and has allowed us to make investments in our commercial channel, R&D as well as M&A, and we expect to continue to leverage our free cash flow generation in the years to come.

Finally, we are proud of the strong operating and financial performance we delivered in 2020 despite the unprecedented challenges presented by the external environment. We believe this performance is a direct result of our results-oriented culture at Bioventus and the focus by our team on our mission to make a difference by helping patients resume and enjoy active lives.

The substantial improvements in our execution and operating achievements that we delivered in 2020 have continued in 2021. We believe we have a thoughtful strategy to continue to drive growth and improve profitability going forward.

In addition to the strong free cash flow generation we expect to use to execute our growth strategy, we are also encouraged by the significant improvement in our balance sheet and financial condition as a result of the capital raised from our IPO in February. We completed an initial public offering led by Morgan Stanley, JPMorgan, Goldman Sachs and managed by Canaccord Genuity. As a result of this transaction, we began trading on the NASDAQ Global Market on February 11, under the ticker symbol BVS and raised net proceeds of $111 million to fuel our future, longer-term strategic growth initiatives.

We introduced financial guidance for 2021, which reflects revenue growth in the range of 12% to 16% year-over-year, fueled primarily by strong global growth in sales of our leading portfolio of PMA-approved therapies for OA joint pain, our portfolio of clinically efficacious and cost-effective bone graft solutions and continuing to build on our minimally invasive fracture treatment franchise.

Importantly, we look forward to potential acceleration in our multiyear growth profile, fueled by continued progress in our clinical, product development and new product pipeline and our pursuit of inorganic business development opportunities that are accretive to our long-term growth profile and leverage our significant customer presence across orthopedics, broaden our portfolio and increase our global footprint.

With that, let me turn the call over to Greg for a detailed review of our financial results in the fourth quarter and full year 2020 period as well as a review of our 2021 guidance.

Gregory Anglum: Thank you, Ken. Before I begin, I’d first like to highlight 3 items for analysts and investors to bear in mind during my prepared remarks this afternoon. First, to avoid confusion when evaluating our reported results or when reviewing our historical financial statements and SEC filings.

As indicated in our press release this afternoon and further detailed in our annual report and 10-K to be filed with the SEC, the historical results for the fourth quarter and full year 2020 periods presented are those of Bioventus, LLC, the predecessor of Bioventus Inc. for financial reporting purposes.

The financial results of Bioventus Inc. have not been included in this press release as it had no material assets or liabilities and no material business transactions or activities during the periods presented, specifically our fourth quarter and full year 2020 and 2019 periods.

On February 16, 2021, the company successfully closed our IPO of common stock. Accordingly, these historical results do not reflect what the results of operations of Bioventus, Inc. would have been had the IPO and related transactions occurred prior to such periods.

For example, these historical results do not reflect the attribution of net income to noncontrolling interest or the provision for corporate income taxes on the income attributable to Bioventus, Inc. that the company expects to recognize in future periods. The financial statements also reflect Bioventus, LLC’s unit ownership structure as the Class A and Class B common shares were not issued until Q1 2021 when our IPO and the related transactions occurred.

Second, for the avoidance of doubt, unless otherwise noted, my commentary will focus on the company’s GAAP results during the fourth quarter and full year 2020 periods. For all non-GAAP references, we have included full reconciliations from our GAAP reported results to the related non-GAAP item in our press release this afternoon.

Third, as Ken mentioned earlier, we report our net sales results by our major geographic regions, U.S. and international; and by our 3 primary verticals, OA joint pain treatment and joint preservation, minimally invasive fracture treatment and bone graft substitutes. In the interest of brevity during my prepared remarks this afternoon, I’ll refer to these 3 verticals by OA, MI and BGS, respectively.

Turning to a review of our fourth quarter financial results. Net sales increased $1.0 million or 1% year-over-year on both a reported and constant currency basis in the fourth quarter of 2020. The year-over-year change in net sales by geography was driven by a $2.8 million increase or 3% year-over-year in U.S. net sales and a $1.8 million decrease in international net sales.

Fourth quarter net sales to international customers decreased 17% year-over-year on a reported basis and 19% on a constant currency basis. U.S. sales represented 91% of the company’s total net — I’m sorry, of the total company net sales for the fourth quarter of 2020 compared to 89% of total company net sales last year.

The year-over-year change in net sales by vertical for the fourth quarter of 2020 was driven by a $2.8 million increase or 17% year-over-year in global net sales of BGS products and a $0.4 million increase or 2% year-over-year in global net sales of minimally invasive fracture products, offset partially by a $2.2 million decrease or 4% year-over-year decline in global net sales of OA products. Global OA, MI and BGS sales represented approximately 53%, 28% and 19%, respectively, of our total company net sales for the fourth quarter of 2020 compared to 56%, 27% and 17%, respectively, last year.

Finally, while it is not our practice to disclose product-specific revenue details, in the interest of transparency with the investment community, we are electing to provide additional color on the growth performance of our largest and fastest-growing OA product, DUROLANE. Sales of DUROLANE products increased 9% year-over-year in the fourth quarter of 2020, driven primarily by 19% growth in the U.S.

Gross profit was $73.5 million compared to $73.4 million last year, essentially flat year-over-year. Importantly, our cost of goods line item includes noncash amortization expense of $5.1 million for the fourth quarter of 2020 compared to $5.2 million last year. Excluding noncash amortization expense, our non-GAAP gross margin was 80% compared to 81% for the fourth quarter of 2019, down 100 basis points year-over-year, driven primarily by the mix of revenue by geography and by vertical as compared to the prior year period.

Total operating expense was $67.6 million compared to $59.7 million for the fourth quarter of 2019, an increase of $7.8 million or 13% year-over-year. The change in total operating expense year-over-year was driven by a $7.5 million increase or 14% year-over-year in SG&A expense and a $0.6 million increase in restructuring expenses, offset partially by a $0.3 million decrease in R&D expense compared to the prior year period.

Keep in mind that our GAAP operating expense includes a noncash depreciation and amortization expense, of which approximately $1.3 million is noncash intangible amortization expense.

We exclude noncash amortization expenses from both our non-GAAP cost of goods and our non-GAAP operating expense in the non-GAAP reconciliation tables detailed in our press release this afternoon. We also have identified certain items that impacted our fourth quarter operating expenses and given the nonoperating nature of these items, we have excluded them in our non-GAAP reconciliation to better reflect the underlying operating expense profile of the company.

Specifically, in addition to the aforementioned noncash amortization expense and the restructuring expenses, fourth quarter GAAP OpEx included approximately $4.2 million of nonoperating expenses, $1.9 million of which was driven by nonrecurring settlement and legal costs. Excluding these items, our non-GAAP operating expense was $61.5 million compared to $57.7 million, up $3.8 million or 7% year-over-year.

Operating income was $5.9 million compared to $13.7 million for the fourth quarter of 2019, a decrease of $7.8 million or 57% year-over-year. Non-GAAP operating income was $17 million compared to $21 million, down $4 million or 19% year-over-year. Non-GAAP operating margin was 17.3% of net sales compared to 21.5% of net sales for the fourth quarter of 2019. Total other expense was $2.8 million compared to $7.5 million for the fourth quarter of 2019, a decrease of $4.7 million or 63% year-over-year, primarily due to decreased debt interest resulting from refinancing our debt in December 2019 as well as the decline in interest rates.

GAAP net income from continuing operations was $2.3 million, above the high end of our preliminary range we provided in our S-1 filing in early February. GAAP net income attributable to common unitholders was $0.5 million compared to $2.5 million last year. Note, net income attributable to common unitholders is based on Bioventus, LLCs capital structure as a private company during the 3- and 12-month reporting periods presented in our financial statements in this afternoon’s press release and 10-K, which will be filed with the SEC.

As detailed on the consolidated statement of operations and comprehensive income in our press release this afternoon, excluding the impacts of accumulated and unpaid preferred distributions of $1.6 million and net income allocated to participating shareholders of $0.7 million, our GAAP net income from continuing operations attributable to unitholders for the 3 months ended December 31, 2020, was $2.8 million compared to $5.8 million last year. GAAP net income attributable to unitholders is the equivalent P&L line item that the public company, Bioventus, Inc., will compare in our financial statements beginning in the first quarter of 2021.

On an as-converted basis, reflecting the recapitalization and IPO, we would expect approximately 56.8 million common shares outstanding in the first quarter of 2021. Non- GAAP net income attributable to common unitholders from continuing operations was $11.4 million compared to $9.8 million last year. Non-GAAP net income attributable to unitholders was $13.7 million compared to $13.1 million last year.

Note, this excludes the aforementioned impact of accumulated and unpaid preferred distributions and net income allocated to participating shareholders totaling $2.3 million for the 12 months ended December 31, 2020, and is the equivalent non-GAAP P&L line item that the public company, Bioventus, Inc., will compare to beginning in the first quarter of 2021.

Adjusted EBITDA was $28.2 million, down 8% year-over-year and above the midpoint of the preliminary range we provided in our S-1 filing in early February. As detailed in the non-GAAP reconciliation table in our press release, adjusted EBITDA excludes the impact of stock compensation expense and other noncash, nonrecurring items. We believe this better reflects the underlying operating performance of our business.

Now turning to a brief review of our revenue results for the 12 months ended December 31, 2020. Net sales were $321.2 million compared to $340.1 million last year, a decrease of $19 million or 6% year-over-year. The year-over-year change in net sales by geography was driven by a 4% decrease in U.S. net sales and a 22% decrease in international net sales compared to the prior year period.

Changes in foreign currency exchange rates did not have a material impact on our international net sales results for the full year 2020 period. The year-over-year change in net sales by vertical for the full year 2020 period was driven by a $14.9 million decrease or 14% year-over-year in global net sales of MI products and a $10.9 million decrease or 6% year-over-year in global net sales of OA products, partially offset by a $6 million — a $6.8 million increase or 12% year-over-year in global net sales of BGS products.

Finally, while it is not our practice to disclose product-specific revenue details, in the interest of transparency with the investment community, we are electing to provide additional color on the growth performance of our largest and fastest-growing OA product, DUROLANE. Sales of DUROLANE products increased 21% year-over-year in 2020, driven primarily by 39% growth in the U.S., impressive growth performance in light of the challenging operating environment during 2020.

Turning now to a brief review of our financial results for the 12 months ended December 31, 2020. GAAP net income from continuing operations increased 81% year-over-year to $14.7 million. GAAP net income attributable to common unitholders from continuing operations was $4.4 million compared to $1.2 million last year.

Excluding the impacts of accumulated and unpaid preferred distributions of $6.1 million and net income allocated to participating shareholders of $5.9 million, our GAAP net income attributable to unitholders for the 12 months ended December 31, 2020, increased 140% year-over-year to $16.4 million. Again, GAAP net income attributable to unitholders is the equivalent P&L line item that the public company, Bioventus, Inc., will compare to in our financial statements beginning in the first quarter of 2021.

On an as-converted basis, reflecting the recapitalization and IPO, we would expect approximately 56.8 million common shares outstanding in the first quarter of 2021. Non-GAAP net income attributable to common unitholders was $37.1 million compared to $28.6 million last year. Non-GAAP net income attributable to unitholders increased 36% year-over-year to $49.1 million. Note, this excludes the aforementioned impacts of accumulated and unpaid preferred distributions and net income allocated to participating shareholders totaling $12 million for the 12 months ending December 31, 2020, and is the equivalent non-GAAP P&L item that the public company, Bioventus, Inc., will compare to beginning in the first quarter of 2021.

Adjusted EBITDA increased 9% year-over-year to $72.4 million, representing 22.6% of net sales compared to 23.3% last year. Turning quickly to the balance sheet. As of December 31, 2020, the company had $86.8 million in cash and cash equivalents and $188.4 million in debt obligations compared to $64.5 million in cash and cash equivalents and $198.0 million in debt obligations as of December 31, 2019. As of December 31, 2020, we had $49.9 million of available borrowing capacity on our revolving line of credit.

Turning now to a review of our fiscal year 2021 revenue guidance, which we introduced in our press release this afternoon. For the 12 months ended — ending December 31, 2021, the company expects net sales of $360 million to $372 million, up approximately 12% to 16% year-over-year.

Net loss attributable to common shareholders of $15 million to $19 million compared to net income of $16.4 million for the 12 months ended December 31, 2020. Non-GAAP net income attributable to common shareholders of $43 million compared to $46 million compared to $49.1 million for the 12 months ended December 31, 2020. Adjusted EBITDA of $79 million to $83 million compared to $72.4 million for the 12 months ended December 31, 2020.

In addition to the formal financial guidance provided in this afternoon’s release, we would like to provide some key assumptions to bear in mind when evaluating our growth expectations for 2021. First, our full year 2021 net sales guidance range assumes the following for net sales growth by geography. U.S. net sales growth is expected to be in line with total company net sales growth, and international net sales growth is expected to be in the mid- to high teens year-over-year on both a reported basis and a constant currency basis.

For net sales by vertical, our full year 2021 guidance assumes low single-digit growth in MI sales and mid- to high-teens growth in both OA and BGS sales. These underlying assumptions are expected to result in the largest contributor to our total company net sales by geography to be growth in U.S. sales; and by vertical, the largest contributor to total company net sales is expected to be growth in sales of our OA products.

Second, we expect to see measured improvements in the operating environment as we move through 2021, fueled by the increasing availability of vaccines and an increasing percentage of vaccinated Americans. That said, our full year 2021 guidance assumes no material improvement in COVID-related headwinds, including sales rep access and elective procedure trends, over the first half of 2021 and a return to normalized year-over-year growth trends in the third quarter of 2021.

Third, by way of reminder, like many medtech companies, our business experiences modest seasonality during the calendar year, with the strongest quarter being Q4 and the smallest percentage of full year revenue coming in Q1 each calendar year.

In addition to the normal seasonal slowdown from Q4 to Q1, our first quarter of 2021 results to date have been further impacted by the ongoing challenges related to the COVID pandemic in our primary markets around the world. As such, our full year guidance includes the assumption that our Q1 ‘21 total company net sales will decline in the range of 1% to 2% year-over-year on a reported basis and constant currency basis.

Finally, with respect to our expectations for financial performance in 2021, we would like to provide some considerations for modeling purposes to help evaluate our full year 2021 guidance for GAAP and non-GAAP net income. For the full year 2021 period, we expect non-GAAP gross margins of approximately 79%, which exclude noncash amortization of approximately $22 million.

GAAP operating expense growth in the mid-teens year-over-year, driven by a normalization of operating expense spending compared to 2020, plus incremental stock comp expense of $11 million, incremental anticipated changes in connection with potential strategic investments of approximately $4 million to $5 million and other incremental costs, including those related to being a public company.

Note, for non-GAAP purposes, we expect our GAAP operating expenses to include approximately $5.9 million of noncash amortization. Total interest and other expenses of approximately $3 million to $4 million. Noncash D&A of approximately $30 million. Noncash stock comp of approximately $22 million, and weighted average diluted common shares of approximately 57 million to 59 million shares.

With that, I’ll turn the call back to you, Ken.

Kenneth Reali: Thanks, Greg. Before opening the call for Q&A, I want to reiterate some of the finer points of the Bioventus growth strategy. Number one, our organic growth of high single digits, we feel we can continue for the foreseeable future as we continue our market penetration strategy with our HA products, bone graft substitutes and expand our indications in the minimally invasive fracture treatment area.

Number two, our product pipeline is robust and will fuel accretive growth in the medium term with products like Agili-C by CartiHeal, MOTYS and PROcuff, as well as the flowable version of OSTEOAMP.

Number three, our M&A strategy is designed to bring in acquisitions that will bring accretive growth to our business and leverage our strong commercial infrastructure to bring about consistent double-digit growth.

Number four, operationally, we are focused on continuous improvement to positively impact our margins, including cost savings initiatives from a manufacturing and supply chain perspective, while also enhancing our quality programs to meet ongoing changes in our regulatory environment.

And number five, and most importantly, our strategy is backed by a highly engaged, results-driven culture that is fueled by an employee-driven mission to improve the lives of the thousands of patients that are treated each day by one of our medical devices, returning them to active lives.

With that, we’ll open the call to take questions. Carmen?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from David Lewis with Morgan Stanley.

Andrew Ranieri: It’s Drew Ranieri on for David Lewis tonight. Congrats on your first quarter as a public company. I wanted to start on 2021 guidance and just a couple of questions here. It looks like it’s framing current consensus, but can you give us a little bit more detail on what you expect the U.S. OA joint business to do, maybe specifically DUROLANE?

Just how are you thinking about the — how are you thinking about gaining HA market share and mix shifts in the single-injection market? And the second component here is just on the first quarter 2021 guidance, also looks like it’s reflecting consensus. But can you give us a little bit more sense of the recovery trends you’re seeing so far in the first quarter now that we’re almost fully through March?

Kenneth Reali: Thanks, Drew, for your question. First of all, on the OA market in particular, we continue to be very bullish in this market as we move through 2021. As we talked about in the script and highlighted, DUROLANE continues to be the growth leader. This is a product that we launched just in 2018 and we feel has a lot of runway to continue to gain market penetration within the single-injection market, which is the fastest-growing market in the HA area.

As far as the overall trends in Q1, we’ve continued to see, as we reflected in the script as well, headwinds in the business relative to the pandemic, and we expect a return to normal cadence in our business in the second half of 2021. And that our guidance is really predicated on that, Drew.

Andrew Ranieri: Got it. And then, Ken, you talked about your excitement in your prepared commentary about M&A opportunities across the portfolio. But can you provide any additional comments on the potential acquisition that you disclosed in earlier filings? Just — and maybe from a business development standpoint, are you focused on getting this deal done? Or is — or are you also open to doing continued active M&A in the near term until that closes?

Kenneth Reali: Well, we have no further comment on that particular acquisition. So no change at this point in time. As far as other M&A, we are actively and we’ll continue to actively look at all opportunities that we feel strategically fit where we want to go, once again, leveraging our commercial channel, leveraging our infrastructure, as we talked about in the script, and ultimately driving accretive growth, getting the company as a bridge to double-digit growth and leveraging our high single-digit growth of our organic business.

Operator: Our next question comes from Robbie Marcus with JPMorgan.

Robert Marcus: Again, congratulations on the first quarter public. Maybe if we dive into some of the product lines here and you think about the recovery trends in 2021, how do we think about maybe EXOGEN in that business, which had a nice fourth quarter versus sports med? As there is obviously some osteoarthritis, but sports med component might take a little longer as people play sports and then visit their orthopedics. So how are you thinking about the different markets progressing? You gave us good color on the year, but just trying to dive into at product level.

Kenneth Reali: Yes. Robbie, thanks for the question. As far as EXOGEN goes, we saw a nice progression through the second half of the year with EXOGEN on a revenue perspective, Q3 and Q4. And that was not by accident. When the shutdown occurred in Q2 that we all lived through, there was a lot of reduced activity for everybody, and that reduced trauma, hot trauma, and a lot of traumatic fractures were reduced as well. So EXOGEN took some time to recover.

But we did see consistent growth through the year, reflecting a return to activity around the mid- to late May time frame. And if you do the math on EXOGEN, a lot of our fractures that are treated with EXOGEN are 3 to 6 months old. So you can see why, if people start being active again and gaining fractures, you see that trend line continuing to grow.

We went through a significant change as well with EXOGEN last year in our order management process that we feel is going to continue to drive market penetration of our EXOGEN business. The order management process is basically done through a additional parallel team to our sales force, which allows our sales team to focus on selling EXOGEN and our order management team to process the significant paperwork that EXOGEN involves as a durable medical product. So we’re pretty excited about where that can go going forward.

The other thing I would keep in mind relative to the OA products versus EXOGEN is you are talking about 2 different patient populations. The EXOGEN patient population tends to be younger, certainly a more active patient group overall. The OA population, which was particularly impacted in the fourth quarter, tends to be an older population.

And that is where with the surge in cases we saw with COVID-19 in the fourth quarter, some of those patients stayed home from the doctor’s office because of their age and their higher risk factors. And that certainly was one of the causes and the headwinds, we feel, in our osteoarthritis business in the fourth quarter.

So those are some of the dynamics at play that we saw with both products. But looking at OA going into 2021, the trends that we’re projecting are a return to normality in the second half of this year, which will certainly, with the vaccinations underway, allow patients to be comfortable, fully resuming their visits to the doctors’ offices on a consistent basis where they do get the knee injections, whether it be DUROLANE; GELSYN, our 3 injection; or our 5-injection regimen, SUPARTZ FX.

Robert Marcus: Great. And I know it’s still — we’re on the fourth quarter earnings call, but obviously, everybody is looking forward to the future here. So I was wondering if you’d be willing to share what you’re hearing from the field in terms of how bookings look and doctor visits and scheduled procedures. Is this — sometimes we could see 6, 8 weeks out from here. Are you seeing a turn at all in the environment and how patients are starting to book procedures?

Kenneth Reali: Robbie, we’re watching that carefully. And it’s — as the vaccinations play out, it’s wonderful to see people getting vaccinated. It’s still too early for us to really make a comment on the material impact that’s having on the business, but we’ll certainly look forward to talking about that further in our Q1 call.

Robert Marcus: Great. And maybe last one for me. COVID obviously presented some opportunities for cost savings last year. You’re now going into 2021 with some public company costs that we layer in, and you gave the EBITDA guidance, which is really helpful. So how do we think about some of the incremental costs coming on related to the IPO and public company costs going forward, offset by some of the cost savings you might get going forward or costs that were deferred from last year into this year? Just maybe a little better picture into the spending mix and how we end up where the guidance is.

Gregory Anglum: Sure, Robbie, it’s Greg. Let me take that one for you. It’s interesting. We have both some COVID cost savings, which you mentioned. We also have some nonrecurring costs, which are part of our EBITDA add backs. And ironically, both of those relatively offset themselves at about $9 million going in each direction. In addition to that, as we listed in our prepared remarks, we’re expecting additional equity comp of around $11 million.

We’re expecting additional strategic investment cost of $4 million to $5 million. And then we think there’s probably about another $6 million-ish, $6 million to $7 million of public company costs that we’ll incur in 2021.And beyond that, it’s just some really slight sort of cost of living and inflationary costs in our cost structure in 2021.

Operator: Our next question comes from Amit Hazan with Goldman Sachs.

Unidentified Participant: This is Phil on for Amit. And definitely echo Drew and Robbie’s comments, congrats on the first quarter out of the blocks. I’d like to start maybe with a question that could help alleviate some of the concerns around key risks. So the first one is, any update you can provide on the down classification that was proposed by FDA last year and then speak to your outlook on the impact that, that might have in your competitive positioning with EXOGEN?

Kenneth Reali: Yes. Phil, thanks for the question. We know nothing about the down classification other than what’s been communicated publicly, which was — I think, the latest was in the late third or early fourth quarter last year. As we reflected in our script, we submitted a PMA supplement for fresh fracture at risk for the metatarsal indication in December, late December and hope to get approval on that in the second half of this year. We are pretty excited about the growth prospects for EXOGEN regardless of the down classification, and I’ll tell you why.

We have a pretty significant presence in this market in many ways, not just our sales force, but also our payer contracts, our published clinical data and our continued evolution of our published clinical data, such as the BONES clinical study that I highlighted in the script today. So we feel the barriers to entry are significant, whether it’s a Class III or a Class II device.

From our perspective also, there could be advantages as a Class II device, which would allow us to more rapidly advance the EXOGEN technology, not only the unit itself with improvements, which as a PMA product takes significant regulatory time, but also the clinical indications and allow us to more rapidly — already being in the market, more rapidly advance those clinical indications than any other competitor that would want to join us in this area.

Unidentified Participant: That’s great, Ken. And maybe touch on the OIG settlement, where we are today and any outstanding resolution that needs to occur there?

Gregory Anglum: Yes. There is — we are completely done. That issue is behind us. There’s no ongoing impacts of it whatsoever. We did record in the fourth quarter just under $2 million of settlement charges. Those were paid early in the first quarter once we finalized that settlement. But beyond that, I feel very happy to say that one’s behind us.

Unidentified Participant: That’s great, Greg. One more for me, if I could, on MOTYS, maybe on a little more positive note. Any additional milestone details you can give, time lines around trial enrollment or even the longer-dated idea on BLA submission timeline?

Kenneth Reali: No. We’re — at this point, Phil, we’re not providing that. We are so excited about MOTYS. We’re excited. We’ve started enrolling in our first IND clinical study, and that puts us on the pathway for BLA approval.

We are continuing to sell the product as well as a cash product within the tissue regulations. And it’s a great synergy with our HA portfolio. As we said in the script, it’s a product that is used earlier for earlier onset osteoarthritis. It can reduce inflammation and potentially have disease modification possibilities, and that’s something we’ll be studying. We’ll provide updates as we progress through that development cycle.

Operator: (Operator Instructions) Our next question is from Kyle Rose with Canaccord.

Kyle Rose: Congrats on the first quarter here. So wanted to kind of dig into just some of the moving pieces. You talked about some of the encouraging growth in the HA side, particularly DUROLANE. I wondered if you could just help frame that for us with respect to the underlying market.

When you think about your DUROLANE growth and your HA business unit growth, are you seeing better utilization among existing customers, so kind of like same-store sales? Or are you seeing increased growth from new customers? And then kind of within DUROLANE specifically, is that cannibalizing underlying sales? Is it cannibalizing — is it taking share from other single injection? Just help us understand the puts and takes of that business unit.

Kenneth Reali: Well, Kyle, as we talked about in the script, we’re pretty excited about DUROLANE. We think it’s a very special product. It’s got a great safety profile going back 15 years and just launched in the U.S. really just in 2018. So very early in its product life cycle. We think it’s got a lot of ground to continue to grow. And as we know, the single-injection market is the fastest-growing market in the HA area for obvious reasons. We can’t speak to the dynamic between the single, 3 and 5 injection. That is not something we’re getting into in terms of that dynamic. It’s a hard one really to understand.

As far as our growth profile, for many reasons, including competitive reasons, we want to be careful how much we share on our growth. We get our growth in many ways through, of course, all the things you mentioned, from further penetration in existing accounts to new accounts. Our sales reps are focused on all of that and driving consistent growth. And to get consistent growth, you have to have all those elements.

You have to continue to penetrate an existing account with new physicians that maybe are using competitive products and then you have to open up new accounts. But that’s not something from a perspective of providing content or detail we’re prepared or willing to give at this point in time.

Kyle Rose: Okay. And then just one on the BONES submission for the fifth metatarsal. You talked about approval in the second half of the year. Maybe just help us understand historically or with the experience in the past, I mean, how you expect payer coverage to play out? How long should we expect that post-approval to start maybe impacting top line growth? And is there any revenues from that expanded indication in the 2021 guidance we’ve seen today?

Kenneth Reali: Well, there is very little revenue for the BONES trial in the 2021 guidance. But we do expect the clinical data have an impact over the medium term on payer contracts, as I highlighted in the script. This is new data. It is compelling data, and we feel it will lead to a PMA supplement approval in the second half of this year. We do have many payer contracts in place today.

And certainly leveraging those contracts with new data, doing addendums to those contracts will be part of the strategy. But at this point, that’s going to take some time to play out, which is why we’re not projecting any impact to revenue from the BONES clinical study in 2021.

Kyle Rose: Okay. And then last question for me is, international, maybe just a little bit more commentary on what you’re seeing in the trends in the international markets? And then any expectations for any new product launches internationally or new market entrances that we should keep in mind when we’re thinking about execution this year?

Kenneth Reali: Yes. Thanks for the question, Kyle, on international. We continue to see international lagging the U.S., which many companies have reported, and our 2020 results and the fourth quarter results certainly reflect that. It’s been more challenging in markets where we are direct, such as the U.K.

And we certainly are hoping as the vaccinations roll out that by the second half of this year, we’ll see international return to a normal environment. And that is something we’re driving to. I know our sales team over in Europe and Canada are excited to get back to normal as well. So at this point, those trends, we expect to improve by the second half of this year.

We are also focused on the Asia Pacific area. And as we announced earlier, we hired a General Manager for the Asia Pacific market that’s based in China, and we will be looking to grow in that area as we build our product portfolio. But at this point in time, there’s no further updates on additional products or product launches internationally, and certainly, we’ll be updating you as that happens.

Operator: And we are currently showing no additional participants in the queue. That does conclude our conference call for today, and thank you for your participation.